Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

February 26, 2015

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES FULL YEAR AND

FOURTH QUARTER 2014 OPERATIONAL HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced operational highlights and financial results for the quarter and full year ended December 31, 2014.

2014 Operational Highlights

•	18% growth in the serviced portfolio to $256.1 billion of UPB as compared to 2013

•	16% growth in the Originations segment funded volumes to $18.5 billion as compared to 2013

•	Reverse Mortgage issued $1.5 billion of securitized UPB ranking it as the largest HMBS issuer for 2014

•	Assisted approximately 66,000 homeowners in obtaining modifications and originated approximately 56,000 HARP loans

•	30+ day delinquencies for the mortgage loan portfolio were 200 bps lower as compared to December 31, 2013

•	Maintained FNMA 4-STAR rating for the second consecutive year and received affirmations of servicer ratings from S&P and Fitch

2014 Financial Results

GAAP net loss for the year ended December 31, 2014 was ($110.3) million, or ($2.93) per diluted share, compared to net income of $253.5 million, or $6.63 per diluted share for 2013. Included in the 2014 net loss are $317.7 million of pre-tax charges primarily due to $77.9 million in losses resulting from changes in valuation inputs and other assumptions used in the fair value of assets and liabilities carried at fair value, $100.8 million in legal and regulatory costs outside of the normal course of business, $82.3 million of goodwill impairment in the Reverse Mortgage business recognized during the second quarter and $56.7 million of Servicing segment advance provisions. Adjusted Earnings(1) after taxes for the year was $162.1 million, or $4.31 per share, decreasing 39.7% as compared to the prior year. Adjusted EBITDA (“AEBITDA”) for the full year of 2014 was $604.2 million, also lower when compared to AEBITDA of $691.7 million for 2013.

(1)	Adjusted Earnings (Loss) was referred to as “APTE” or “Core Earnings” in certain prior reported periods. The calculation of Core Earnings and Adjusted Earnings (Loss) employ a consistent methodology. Unless otherwise stated, Adjusted Earnings (Loss) is shown on a pre-tax basis, as it is reconciled to income (loss) before income taxes.

The Company reported a GAAP net loss for the fourth quarter of 2014 of ($44.0) million, or ($1.17) per diluted share, which includes $100.3 million of pre-tax charges largely driven by $25.2 million in losses resulting from changes in valuation inputs and other assumptions used in the fair value of assets and liabilities carried at fair value, $50.4 million in costs associated with legal and regulatory matters outside of the normal course of business and $24.7 million in the Servicing segment for advance provisions. Adjusted Loss after taxes for the fourth quarter of 2014 was ($2.1) million, or ($0.06) per share, and Adjusted EBITDA for the quarter was $85.0 million.

“During 2014 Walter Investment executed against its strategic initiatives growing the serviced portfolio by 18% to $256.1 billion of UPB, closing $79.6 billion of MSR purchases and sub-servicing transfers in a challenging transfer environment including $18.5 billion of replenishment from our Originations segment, capitalizing on retention opportunities embedded in our serviced portfolio and achieving a recapture rate of 37% for the year. Additionally, we worked to reinforce our commitment to achieving a highly compliant operating environment focused on delivering high quality customer service to our consumers and clients,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO.

“2015 promises to be a year of significant opportunity as we target meaningful growth in our mortgage servicing portfolio, which includes an increase in our sub-servicing mix, by leveraging our relationships with external capital partners, continue to grow our retail originations businesses, and undertake our cost savings and operational efficiency initiatives,” continued O’Brien. “We have agreed to a proposed stipulated order with the FTC and CFPB which is subject to approval by the FTC, CFPB and the court and expect the settlement approval process may take a month or two. We believe the proposed settlement is in the best interest of our business and all stakeholders.

Our balance sheet initiatives, which may include the sale of a portion of our residual interest in the Residual Trusts, select MSR dispositions and a review of alternatives for managing our liabilities, will support our goal of strengthening both our balance sheet and capital structure. Additionally, by consolidating our Green Tree and Ditech brands under the name “Ditech, a Walter Company” and enhancing focus on the use of technology, we will drive efficiencies through the reduction of duplicative functions and cost structures and become a stronger, more unified end-to-end mortgage company. We plan to make similar changes to our other Walter brands during the course of this process. As a diversified mortgage operation consolidated under one name we will be well-positioned to take advantage of sector opportunities and leverage our core capabilities to provide high quality service to our consumers and clients and deliver value to our shareholders.”

Full Year and Fourth Quarter 2014 Financial and Operating Highlights

Total revenue for the year ended December 31, 2014 was $1.5 billion, a decline of $315.3 million or 17% as compared to the year ended December 31, 2013, primarily related to a $181.9 million decline in net servicing fees and revenues comprised of a $321.6 million decrease in the fair value of mortgage servicing rights offset by a $143.0 million increase in gross servicing revenue and fees due to growth in the third-party servicing portfolio in the Company’s Servicing business; and a $136.8 million decline in net gains on sales of loans reflecting lower locked volumes in the consumer lending channels and a shift in mix to the lower margin correspondent channel in the Originations business. The decline in revenue was partially offset by $37.3 million higher other revenue, driven by $36.8 million of performance fees earned by the Investment Management business in 2014. Total expense increased 17% from $1.4 billion for the year ended December 31, 2013 to $1.6 billion for the year ended December 31, 2014 primarily due to a $82.3 million goodwill impairment charge in the Reverse Mortgage reporting unit, increased legal and regulatory expenses of $100.8 million, increased Servicing segment advance provisions of $34.5 million and increased interest expense of $30.4 million offset by lower costs in the Originations segment.

Total revenue for the fourth quarter of 2014 was $317.5 million, a decline of $85.3 million as compared to the fourth quarter of 2013, driven by a $46.0 million decline in net servicing fees and revenues primarily comprised of a $70.2 million decrease in the fair value of mortgage servicing rights partially offset by a $26.7 million increase in gross servicing fees due to third-party servicing portfolio growth; a $44.9 million decline in net gains on sales of loans reflecting lower locked volumes in the Consumer Lending channels and a shift in mix to the lower margin correspondent channel during the current quarter in the Originations business; and a $6.7 million decline in insurance revenue due to the loss of commissions earned on GSE lender placed policies beginning June 1, 2014. Total expense increased 12% from $382.6 million in the fourth quarter of 2013 to

$429.9 million in the fourth quarter of 2014 primarily reflecting the impact of increased legal and regulatory expenses of $50.4 million and higher Servicing segment advance provisions of $11.6 million, partially offset by a decline of approximately $15.0 million in other expenses.

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated revenue of $113.8 million in the fourth quarter of 2014, a 30% decline as compared to fourth quarter 2013 revenue of $162.9 million, primarily comprised of a $70.2 million decline in the fair value of mortgage servicing rights partially offset by increased gross servicing fees and revenues of $26.5 million resulting from growth in the third-party servicing portfolio. Revenues for the quarter ended December 31, 2014 included $169.1 million of servicing fees, $23.9 million of incentive and performance-based fees, and $21.4 million of ancillary and other fees.

Expense for the Servicing segment was $205.5 million in the fourth quarter of 2014, an increase of 44% as compared to the prior year quarter, reflecting a $30.7 million increase in charges related to legal and regulatory matters, $11.6 million increase in advance provisions and $7.9 million higher salaries and benefits expenses due to hiring to support the growth of our business, and included $8.9 million of depreciation and amortization costs and $12.1 million of interest expense.

The segment reported Adjusted Earnings (Loss) of $3.9 million and AEBITDA of $57.3 million for the fourth quarter of 2014, as compared to Adjusted Earnings (Loss) of $18.1 million and AEBITDA of $64.9 million in the prior year quarter.

The Servicing segment ended the quarter with approximately 2.2 million total accounts serviced with a UPB of approximately $238.1 billion. During the quarter, the Company experienced a net disappearance rate of 12.8%.

Originations

The Originations segment generated revenue of $89.5 million in the fourth quarter of 2014, a decline of 34% as compared to the prior year quarter, driven primarily by a shift in volume mix from the higher margin consumer lending channel to the lower margin correspondent lending channel. Expense for the Originations segment of $85.4 million, which includes $8.0 million of interest expense and $4.6 million of depreciation and amortization, declined 18% as compared to the prior year quarter reflecting expense reductions as the business works to align the employee base to match the scope and scale of current operations.

The segment generated Adjusted Earnings (Loss) of $9.3 million and AEBITDA of $12.2 million for the fourth quarter of 2014, as compared to Adjusted Earnings (Loss) of $34.1 million and AEBITDA of $37.6 million in the prior year quarter.

Direct margins in the consumer lending channel were 157 bps in the fourth quarter of 2014, a decrease of 49.2% as compared to the prior year quarter, driven by interest rate volatility and the payment of certain HARP-related fees which impacted the direct margin by (10) bps in the quarter. Funded loans in the fourth quarter totaled $5.0 billion, with 32% of that volume in the consumer lending channel and 68% generated by the correspondent lending channel. The total pull-through adjusted locked volume for the fourth quarter was $5.1 billion as compared to $4.6 billion for the prior year quarter.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $53.2 million for the fourth quarter of 2014, a 36% increase as compared to the prior year quarter, reflecting higher net fair value gains on reverse loans and related HMBS obligations. Fourth quarter revenues were comprised of a $40.5 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments including $18.3 million related to non-cash fair value adjustments, $9.8 million in net servicing revenue and fees and $2.8 million of other revenue. Total expenses for the fourth quarter were $56.9 million, a 32% increase as compared to the prior year period, primarily driven by higher expenses related to legal and regulatory matters, partially offset by a lower provision on uncollectible advances and uncollectible receivables.

The segment reported Adjusted Loss of ($0.5) million and AEBITDA of $0.7 million for the fourth quarter of 2014 as compared to Adjusted Earnings (Loss) and AEBITDA of $3.0 million and $4.3 million, respectively, in the fourth quarter of 2013.

Funded origination volumes in the segment declined 37% as compared to the prior year quarter resulting from a shift in product focus by the business from the higher volume correspondent channel, which continues to experience pricing pressure, to the lower volume, higher margin retail channel. This shift was driven by changes to the HECM product implemented in 2013 which resulted in lower initial draw limits. Securitized volumes declined 25% as compared to the fourth quarter of 2013 driven by a decline in correspondent originations.

Other Segments

The ARM segment generated revenue of $19.4 million and incurred expense of $10.2 million in the quarter ended December 31, 2014. These results compare with revenue of $9.7 million and expenses of $7.2 million in the prior year period reflecting higher levels of earnings from the deficiency portfolio. ARM Adjusted Earnings (Loss) was $6.1 million and AEBITDA was $6.2 million for the fourth quarter of 2014 as compared to Adjusted Earnings (Loss) of $3.8 million and AEBITDA of $4.0 million in the fourth quarter of 2013.

Walter Investment’s Insurance segment generated revenue of $13.3 million, offset by expenses of $6.5 million for the fourth quarter. These results compare with revenue of $20.0 million and expenses of $9.9 million in the prior year period reflecting lower levels of insurance revenues due to the loss of commissions on GSE lender-placed policies beginning June 1, 2014. Insurance segment Adjusted Earnings (Loss) and AEBITDA were both $8.0 million for the fourth quarter of 2014 as compared to Adjusted Earnings (Loss) and AEBITDA of approximately $11.5 million in the fourth quarter of 2013.

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $32.4 million for the fourth quarter of 2014. Total expense for the segment was $27.7 million, including $18.5 million of interest expense on securitized debt. These results compare to interest income of $35.3 million and total expense of $29.2 million, including interest expense of $21.5 million, in the prior year period reflecting expected run-off of this portfolio. The Loans and Residuals segment generated Adjusted Earnings (Loss) of $4.6 million and AEBITDA of $1.1 million for the fourth quarter of 2014 as compared to Adjusted Earnings (Loss) of $7.3 million and AEBITDA of $2.0 million in the fourth quarter of 2013.

The Other segment generated revenue of $1.1 million for the fourth quarter of 2014 and total expenses of $42.8 million including $37.0 million related to corporate debt as compared to revenue of $4.7 million and total expenses of $50.3 million in the prior year period. The fourth quarter of 2013 also reflected $12.5 million of losses on debt extinguishment in connection with the refinancing of our corporate debt. The Other segment generated Adjusted Loss of ($34.9) million and AEBITDA of ($0.4) million for the fourth quarter of 2014 as compared to Adjusted Loss of ($27.3) million and AEBITDA of $4.6 million in the fourth quarter of 2013.

Market Commentary and Outlook

Current economic conditions are favorable for Walter Investment’s key operating businesses. The Servicing segment is expected to benefit from improving borrower credit quality and declining delinquency rates which generally drive a reduction in related servicing costs. In recent months we have seen an increase in MSR portfolios available for sale in the market as large depositories shed portfolios associated with non-core clients, strategic MSR sales from non-bank servicers increase and small and mid-sized originators monetize their MSR assets. The market has remained competitive for these assets though the Company anticipates pricing may improve as the significant supply of MSR is absorbed by the market during 2015. Walter Investment remains opportunistic in reviewing potential acquisitions. Active regulatory oversight of the sector continues and the Company expects that in the current market participants who have scale, are appropriately capitalized, are compliant with regulatory requirements, and have significant experience and a strong track record in transferring servicing assets will be best positioned to grow their portfolios in the future.

Market expectations indicate that originations volume in the United States will grow approximately 7% over 2014 to $1.2 trillion. The broader market remains challenging but has improved over the last couple of months as rates have declined, refinance activity has increased and margins have firmed. Our retention channel has benefited from an increase of “in the money” borrowers in our serviced portfolios while our correspondent lending channel has seen improved volumes. The retail channel remains competitive as purchase money volumes remain relatively light.

The Company’s business plan for 2015 targets strong operational performance in each of its core businesses. Targets for the Servicing, ARM and Insurance businesses include growth of the serviced portfolio of approximately 10%, including additions from the Originations segment as well as a blend of bulk MSR purchases and sub-servicing and combined AEBITDA margins in the range of 14 - 18 bps, consistent with the 2014 combined AEBITDA range.

The Company anticipates a reduction in HARP volumes from 2014, partially offset by growth from our expanding retail and consumer direct efforts. Overall our plan targets volumes of $5.0 - $10.0 billion of UPB in the consumer lending channel at direct margins of 80 - 120 bps and growth in the correspondent lending channel is targeted to deliver originated volumes of $15.0 - $18.0 billion of UPB at direct margins of 10 - 20 bps.

2015 targets for the Reverse Mortgage business include average serviced UPB of $20.0 billion and origination volumes of $1.0 - $1.5 billion of UPB at a blended cash margin of 300 - 500 bps driven by the continued focus on growth of the retail channel. Earnings in the Reverse Mortgage business are expected to be positively impacted by the realization of earnings from anticipated tail draws from eligible consumers.

In addition to the above, management has committed to implement a plan that will generate significant cost savings in connection with our on-going operational enhancements. In January, management implemented actions expected to result in annual run-rate savings of $40.0 million with $35.0 million to be realized in 2015. Additional cost-savings opportunities of at least $35.0 million have been identified with approximately $25.0 million expected to be realized in 2015 related to capturing opportunities for enhanced benefits from shared services, the consolidation of Green Tree Servicing and Ditech in the second half 2015 and a significant acceleration of automation efforts which will increase efficiencies company-wide. One-time costs associated with the implementation of these initiatives are not expected to exceed $15.0 million.

We are continuing our work on balance sheet initiatives and would expect further progress in 2015. These near term initiatives could produce cash proceeds of $200 - $300 million in the first half of 2015.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 6,700 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s fourth quarter and full year results and other general business matters during a conference call and live webcast to be held on Thursday, February 26, 2015, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures including Adjusted Earnings (Loss) and AEBITDA. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail in our Annual Report on Form 10-K for the year ended December 31, 2014 under the caption “Risk Factors,” in Part I, Item 1A. and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future rules and regulations affecting our business, including those relating to the origination and servicing of residential loans, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such rules and regulations;

•	increased scrutiny and potential enforcement actions by federal and state agencies, including a pending investigation by the CFPB and the FTC and a pending investigation by the Department of Justice and HUD;

•	uncertainties related to inquiries from government agencies into advertising and loan solicitation, underwriting, loan origination, securitization, collection, foreclosure, loss mitigation, bankruptcy, loan servicing transfers and insurance, including lender-placed insurance;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties associated with and arising from litigation, regulatory investigations and other legal proceedings;

•	our dependence on U.S. government-sponsored entities (especially Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various GSE, agency and other capital requirements applicable to our business, and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective residential loan and selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination, insurance agency or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the servicing standards required by the National Mortgage Settlement;

•	operational risks inherent in the mortgage servicing business, including reputational risk;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain borrowing capacity under such facilities;

•	our ability to maintain or grow our servicing business and our residential loan originations business;

•	our ability to achieve our strategic initiatives;

•	changes in prepayment rates and delinquency rates on the loans we service or sub-service;

•	the ability of our clients and credit owners to transfer or otherwise terminate our servicing or sub-servicing rights;

•	a downgrade in our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from following the expiration of HARP, which is scheduled to occur on December 31, 2015;

•	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, continued demand for HECM loans and other reverse mortgages, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to implement strategic initiatives, particularly as they relate to our ability to raise capital, make arrangements with potential capital partners and develop new business, including acquisitions of mortgage servicing rights and the development of our originations business, all of which are subject to customer demand and various third-party approvals;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and our ability to effectively hedge against such changes;

•	risks associated with technology and cybersecurity, including the risk of technology failures or cyber-attacks against us or our vendors and our ability to implement adequate internal security measures and protect confidential borrower information;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage conflicts of interest relating to our investment in WCO; and

•	risks related to our relationship with Walter Energy, including tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this report should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this press release and in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other filings with the SEC for important information regarding forward looking statements and the use and limitations of Non-GAAP Financial Measures. Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing a reconciliation to GAAP of any forward-looking financial measures presented herein.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share data)

	For the Years Ended December 31,
	2014	2013	2012
REVENUES
Net servicing revenue and fees	$601,510	$783,389	$368,509
Net gains on sales of loans	462,172	598,974	648
Interest income on loans	134,555	144,651	154,351
Net fair value gains on reverse loans and related HMBS obligations	109,972	120,382	7,279
Insurance revenue	71,010	84,478	73,249
Other revenues	107,934	70,625	19,771

Total revenues	1,487,153	1,802,499	623,807

EXPENSES
Salaries and benefits	578,627	549,799	230,107
General and administrative	577,506	480,377	136,236
Interest expense	303,103	272,655	179,671
Depreciation and amortization	72,721	71,027	49,267
Goodwill impairment	82,269	—	—
Other expenses, net	10,803	9,395	22,619

Total expenses	1,625,029	1,383,253	617,900

OTHER GAINS (LOSSES)
Losses on extinguishments	—	(12,489)	(48,579)
Other net fair value gains	19,280	6,061	7,221
Other	(744)	—	—

Total other gains (losses)	18,536	(6,428)	(41,358)

Income (loss) before income taxes	(119,340)	412,818	(35,451)
Income tax expense (benefit)	(9,012)	159,351	(13,317)

Net income (loss)	$(110,328)	$253,467	$(22,134)

OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAXES
Change in postretirement benefits liability	138	58	19
Amortization of realized gain (loss) on closed hedges	(145)	(127)	68
Unrealized gain on available-for-sale security in other assets	77	75	24

Other comprehensive income before taxes	70	6	111
Income tax expense for items of other comprehensive income	173	1	34

Other comprehensive income (loss)	(103)	5	77

Total comprehensive income (loss)	$(110,431)	$253,472	$(22,057)

Net income (loss)	$(110,328)	$253,467	$(22,134)

Basic earnings (loss) per common and common equivalent share	$(2.93)	$6.75	$(0.73)
Diluted earnings (loss) per common and common equivalent share	(2.93)	6.63	(0.73)

Weighted-average common and common equivalent shares outstanding — basic	37,631	37,003	30,397
Weighted-average common and common equivalent shares outstanding — diluted	37,631	37,701	30,397

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$320,175	$491,885
Restricted cash and cash equivalents	733,015	804,803
Residential loans at amortized cost, net (includes $10,033 and $14,320 in allowance for loan losses at December 31, 2014 and 2013, respectively)	1,314,539	1,394,871
Residential loans at fair value	11,832,630	10,341,375

Receivables, net (includes $25,201 and $43,545 at fair value at December 31, 2014 and 2013, respectively)	215,629	319,195
Servicer and protective advances, net (includes $112,427 and $62,542 in allowance for uncollectible advances at December 31, 2014 and 2013, respectively)	1,761,082	1,381,434
Servicing rights, net (includes $1,599,541 and $1,131,124 at fair value at December 31, 2014 and 2013, respectively)	1,730,216	1,304,900
Goodwill	575,468	657,737
Intangible assets, net	103,503	122,406
Premises and equipment, net	124,926	155,847

Other assets (includes $68,151 and $62,365 at fair value at December 31, 2014 and 2013, respectively)	280,794	413,076

Total assets	$18,991,977	$17,387,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $30,024 and $11,782 at fair value at December 31, 2014 and 2013, respectively)	$663,829	$494,139
Servicer payables	584,567	735,225
Servicing advance liabilities	1,365,885	971,286
Warehouse borrowings	1,176,956	1,085,563
Excess servicing spread liability at fair value	66,311	—
Corporate debt	2,267,799	2,272,085
Mortgage-backed debt (includes $653,167 and $684,778 at fair value at December 31, 2014 and 2013, respectively)	1,751,459	1,887,862
HMBS related obligations at fair value	9,951,895	8,652,746
Deferred tax liability, net	86,617	121,607

Total liabilities	17,915,318	16,220,513

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at December 31, 2014 and 2013	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares

Issued and outstanding - 37,711,623 and 37,377,274 shares at December 31, 2014 and 2013, respectively	377	374
Additional paid-in capital	600,643	580,572
Retained earnings	475,244	585,572
Accumulated other comprehensive income	395	498

Total stockholders’ equity	1,076,659	1,167,016

Total liabilities and stockholders’ equity	$18,991,977	$17,387,529

Non-GAAP Financial Measures

We manage our Company in six reportable segments: Servicing, Originations, Reverse Mortgage, ARM, Insurance and Loans and Residuals. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are utilized by management to assess the underlying operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is a supplemental metric used by management to evaluate our Company’s underlying key drivers and operating performance of the business. Adjusted Earnings (Loss) is defined as income (loss) before income taxes plus fair value changes due to changes in valuation inputs and other assumptions, estimated settlements and costs for certain legal and regulatory matters, goodwill impairment, certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization), transaction and integration costs, share-based compensation expense, non-cash interest expense, the net impact of the Non-Residual Trusts, fair value to cash adjustments for reverse loans, and certain other cash and non-cash adjustments, primarily including severance expense and certain other non-recurring start-up and exit costs. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, depreciation and amortization, interest expense on corporate debt, amortization of servicing rights and other fair value adjustments, estimated settlements and costs for certain legal and regulatory matters, goodwill impairment, fair value to cash adjustment for reverse loans, non-cash interest income, share-based compensation expense, servicing fee economics, Residual Trusts cash flows, transaction and integration related costs, the net impact of the Non-Residual Trusts and certain other cash and non-cash adjustments primarily including severance expense, the net provision for the repurchase of loans sold and certain other non-recurring start-up and exit costs. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represents reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value of servicing rights due to changes in valuation inputs or other assumptions; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt and excess servicing spread liability, although they do reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

The tables above reconcile Adjusted Earnings (Loss) and Adjusted EBITDA to income (loss) before income taxes, which we consider to be the most directly comparable GAAP financial measure to Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended December 31, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Net servicing revenue and fees	$111,903	$—	$9,827	$7,789	$—	$—	$—	$(5,188)	$124,331
Net gains on sales of loans	—	86,012	—	—	—	—	—	—	86,012
Interest income on loans	9	34	—	—	—	32,421	—	—	32,464
Insurance revenue	—	—	—	—	13,250	—	—	—	13,250
Net fair value gains on reverse loans and related HMBS obligations	—	—	40,532	—	—	—	—	—	40,532
Other income	1,908	3,501	2,794	11,591	4	2	1,103	—	20,903

Total revenues	113,820	89,547	53,153	19,380	13,254	32,423	1,103	(5,188)	317,492

EXPENSES:
Interest expense	12,105	8,013	1,287	—	—	18,474	36,963	—	76,842
Depreciation and amortization	8,895	4,573	2,279	943	1,070	—	8	—	17,768
Goodwill impairment	—	—	—	—	—	—	—	—	—
Other expenses, net	184,451	72,772	53,353	9,300	5,440	9,273	5,844	(5,188)	335,245

Total expenses	205,451	85,358	56,919	10,243	6,510	27,747	42,815	(5,188)	429,855

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(153)	—	—	—	—	1,119	2,491	—	3,457
Other	(154)	—	—	—	—	—	—	—	(154)

Total other gains (losses)	(307)	—	—	—	—	1,119	2,491	—	3,303

Income (loss) before income taxes	(91,938)	4,189	(3,766)	9,137	6,744	5,795	(39,221)	—	(109,060)
ADJUSTED EARNINGS (LOSS) BEFORE TAXES
Step-up depreciation and amortization	4,192	2,275	1,681	834	1,070	—	5	—	10,057
Step-up amortization of sub-servicing rights	9,337	—	—	—	—	—	—	—	9,337
Non-cash interest expense	155	—	—	—	—	(1,172)	2,554	—	1,537
Share-based compensation expense	1,786	837	493	65	231	—	(450)	—	2,962
Transaction and integration costs	—	—	—	(1)	—	—	1,458	—	1,457
Fair value to cash adjustment for reverse loans	—	—	(18,271)	—	—	—	—	—	(18,271)
Fair value changes due to changes in valuation inputs and other assumptions	48,014	—	—	(3,973)	—	—	—	—	44,041
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(583)	—	(583)
Legal and regulatory matters	30,727	907	18,755	—	—	—	—	—	50,389
Other	1,657	1,076	633	—	—	—	1,291	—	4,657

Total adjustments	95,868	5,095	3,291	(3,075)	1,301	(1,172)	4,275	—	105,583

Adjusted Earnings (Loss) before taxes	3,930	9,284	(475)	6,062	8,045	4,623	(34,946)	—	(3,477)
ADJUSTED EBITDA
Depreciation and amortization	4,703	2,298	598	109	—	—	3	—	7,711
Amortization of servicing rights and other fair value adjustments	42,996	—	589	—	—	—	—	—	43,585
Interest expense on debt	2,278	—	3	—	—	—	34,409	—	36,690
Non-cash interest income	(54)	—	(16)	—	—	(3,713)	—	—	(3,783)
Residual Trusts cash flows	—	—	—	—	—	1,181	—	—	1,181
Servicing fee economics	2,125	—	—	—	—	—	—	—	2,125
Other	1,291	612	(24)	(2)	(12)	(1,013)	85	—	937

Total adjustments	53,339	2,910	1,150	107	(12)	(3,545)	34,497	—	88,446

Adjusted EBITDA	$57,269	$12,194	$675	$6,169	$8,033	$1,078	$(449)	$—	$84,969

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended December 31, 2013

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Net servicing revenue and fees	$158,295	$—	$6,947	$9,731	$—	$—	$—	$(4,630)	$170,343
Net gains on sales of loans	—	130,870	—	—	—	—	—	—	130,870
Interest income on loans	—	—	—	—	—	35,255	—	—	35,255
Insurance revenue	—	—	—	—	19,998	—	—	—	19,998
Net fair value gains on reverse loans and related HMBS obligations	—	—	26,387	—	—	—	—	—	26,387
Other income	4,555	4,907	5,782	9	12	2	4,719	—	19,986

Total revenues	162,850	135,777	39,116	9,740	20,010	35,257	4,719	(4,630)	402,839

EXPENSES:
Interest expense	9,716	8,804	973	—	—	21,502	34,211	—	75,206
Depreciation and amortization	10,168	3,687	2,875	1,393	1,191	—	9	—	19,323
Other expenses, net	122,747	92,201	39,413	5,799	8,730	7,709	16,106	(4,630)	288,075

Total expenses	142,631	104,692	43,261	7,192	9,921	29,211	50,326	(4,630)	382,604

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(229)	—	—	—	—	(325)	(287)	—	(841)
Losses on extinguishments	—	—	—	—	—	—	(12,489)	—	(12,489)

Total other gains (losses)	(229)	—	—	—	—	(325)	(12,776)	—	(13,330)

Income (loss) before income taxes	19,990	31,085	(4,145)	2,548	10,089	5,721	(58,383)	—	6,905
ADJUSTED EARNINGS (LOSS) BEFORE TAXES
Step-up depreciation and amortization	6,169	2,454	2,369	1,186	1,191	—	6	—	13,375
Step-up amortization of sub-servicing contracts	6,465	—	—	—	—	—	—	—	6,465
Non-cash interest expense	189	—	—	—	—	1,572	2,304	—	4,065
Share-based compensation expense	1,036	593	195	84	166	—	1,125	—	3,199
Transaction and integration costs	450	—	—	—	—	—	2,319	—	2,769
Debt issuance costs not capitalized	—	—	—	—	—	—	8,881	—	8,881
Fair value to cash adjustments for reverse loans	—	—	388	—	—	—	—	—	388
Fair value changes due to changes in valuations inputs and other assumptions	(16,188)	—	—	—	—	—	—	—	(16,188)
Net impact of Non-Residual Trusts	—	—	—	—	—	—	2,437	—	2,437
Loss on debt extinguishment	—	—	—	—	—	—	12,489	—	12,489
Other	13	—	4,178	—	—	—	1,481	—	5,672

Total adjustments	(1,866)	3,047	7,130	1,270	1,357	1,572	31,042	—	43,552

Adjusted Earnings (Loss) before taxes	18,124	34,132	2,985	3,818	11,446	7,293	(27,341)	—	50,457
ADJUSTED EBITDA
Depreciation and amortization	3,999	1,233	506	207	—	—	3	—	5,948
Amortization of servicing rights and other fair value adjustments	39,452	—	784	—	—	—	—	—	40,236
Interest expense on debt	169	—	13	—	—	—	31,907	—	32,089
Non-cash interest income	(324)	—	(64)	—	—	(4,125)	—	—	(4,513)
Residual Trust cash flows	—	—	—	—	—	181	—	—	181
Servicing fee economics	2,486	—	—	—	—	—	—	—	2,486
Other	1,017	2,204	87	7	22	(1,382)	(4)	—	1,951

Total adjustments	46,799	3,437	1,326	214	22	(5,326)	31,906	—	78,378

Adjusted EBITDA	$64,923	$37,569	$4,311	$4,032	$11,468	$1,967	$4,565	$—	$128,835

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Year Ended December 31, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Net servicing revenue and fees	$550,539	$—	$35,446	$35,729	$—	$—	$—	$(20,204)	$601,510
Net gains on sales of loans	—	462,172	—	—	—	—	—	—	462,172
Interest income on loans	10	83	—	—	—	134,462	—	—	134,555
Insurance revenue	—	—	—	—	71,010	—	—	—	71,010
Net fair value gains on reverse loans and related HMBS obligations	—	—	109,972	—	—	—	—	—	109,972
Other income	12,917	19,567	11,743	22,501	20	7	41,179	—	107,934

Total revenues	563,466	481,822	157,161	58,230	71,030	134,469	41,179	(20,204)	1,487,153

EXPENSES:
Interest expense	43,998	29,841	3,773	—	—	77,858	147,633	—	303,103
Depreciation and amortization	35,275	19,007	9,334	4,579	4,489	—	37	—	72,721
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other expenses, net	625,267	295,894	166,210	27,152	27,353	25,446	19,818	(20,204)	1,166,936

Total expenses	704,540	344,742	261,586	31,731	31,842	103,304	167,488	(20,204)	1,625,029

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(657)	—	—	—	—	(139)	20,076	—	19,280
Other	(744)	—	—	—	—	—	—	—	(744)

Total other gains (losses)	(1,401)	—	—	—	—	(139)	20,076	—	18,536

Income (loss) before income taxes	(142,475)	137,080	(104,425)	26,499	39,188	31,026	(106,233)	—	(119,340)
ADJUSTED EARNINGS (LOSS) BEFORE TAXES
Step-up depreciation and amortization	18,227	9,903	7,081	3,848	4,489	—	24	—	43,572
Step-up amortization of sub-servicing rights	33,317	—	—	—	—	—	—	—	33,317
Non-cash interest expense	666	—	—	—	—	1,660	9,755	—	12,081
Share-based compensation expense	7,399	3,637	2,315	278	941	—	(37)	—	14,533
Transaction and integration costs	864	—	3,500	93	—	—	2,593	—	7,050
Fair value to cash adjustment for reverse loans	—	—	(24,602)	—	—	—	—	—	(24,602)
Fair value changes due to changes in valuation inputs and other assumptions	122,357	—	—	(7,598)	—	—	—	—	114,759
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(12,292)	—	(12,292)
Legal and regulatory matters	75,564	907	24,297	—	—	—	—	—	100,768
Goodwill impairment	—	—	82,269	—	—	—	—	—	82,269
Other	1,663	6,936	2,445	—	—	—	2,608	—	13,652

Total adjustments	260,057	21,383	97,305	(3,379)	5,430	1,660	2,651	—	385,107

Adjusted Earnings (Loss) before taxes	117,582	158,463	(7,120)	23,120	44,618	32,686	(103,582)	—	265,767
ADJUSTED EBITDA
Depreciation and amortization	17,048	9,104	2,253	731	—	—	13	—	29,149
Amortization of servicing rights and other fair value adjustments	156,131	—	2,683	—	—	—	—	—	158,814
Interest expense on debt	5,003	—	26	—	—	—	137,878	—	142,907
Non-cash interest income	(679)	—	(130)	—	—	(14,935)	—	—	(15,744)
Residual Trusts cash flows	—	—	—	—	—	9,937	—	—	9,937
Servicing fee economics	11,875	—	—	—	—	—	—	—	11,875
Other	4,082	(1,159)	60	19	33	(1,600)	44	—	1,479

Total adjustments	193,460	7,945	4,892	750	33	(6,598)	137,935	—	338,417

Adjusted EBITDA	$311,042	$166,408	$(2,228)	$23,870	$44,651	$26,088	$34,353	$—	$604,184

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Year Ended December 31, 2013

(in thousands)

	Servicing	Originations	Reverse Mortgage	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Net servicing revenue and fees	$734,456	$—	$27,342	$40,759	$—	$—	$—	$(19,168)	$783,389
Net gains on sales of loans	—	594,341	4,633	—	—	—	—	—	598,974
Interest income on loans	—	—	—	—	—	144,651	—	—	144,651
Insurance revenue	—	—	—	—	84,478	—	—	—	84,478
Net fair value gains on reverse loans and related HMBS obligations	—	—	120,382	—	—	—	—	—	120,382
Other income	7,322	36,100	15,307	183	29	9	11,714	(39)	70,625

Total revenues	741,778	630,441	167,664	40,942	84,507	144,660	11,714	(19,207)	1,802,499

EXPENSES:
Interest expense	25,921	28,469	7,974	—	—	86,974	123,317	—	272,655
Depreciation and amortization	37,872	10,836	11,145	6,260	4,883	—	31	—	71,027
Other expenses, net	452,978	328,150	148,193	22,840	33,655	25,417	47,545	(19,207)	1,039,571

Total expenses	516,771	367,455	167,312	29,100	38,538	112,391	170,893	(19,207)	1,383,253

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(850)	—	—	—	—	181	6,730	—	6,061
Losses on extinguishments	—	—	—	—	—	—	(12,489)	—	(12,489)

Total other gains (losses)	(850)	—	—	—	—	181	(5,759)	—	(6,428)

Income (loss) before income taxes	224,157	262,986	352	11,842	45,969	32,450	(164,938)	—	412,818
ADJUSTED EARNINGS (LOSS) BEFORE TAXES
Step-up depreciation and amortization	23,926	7,642	9,546	5,431	4,883	—	22	—	51,450
Step-up amortization of sub-servicing contracts	30,405	—	—	—	—	—	—	—	30,405
Non-cash interest expense	817	—	—	—	—	2,678	8,800	—	12,295
Share-based compensation expense	6,014	2,517	1,278	499	1,070	—	1,633	—	13,011
Transaction and integration costs	450	—	—	—	—	—	18,490	—	18,940
Debt issuance costs not capitalized	—	—	—	—	—	—	15,614	—	15,614
Fair value to cash adjustments for reverse loans	—	—	17,995	—	—	—	—	—	17,995
Fair value changes due to changes in valuations inputs and other assumptions	(153,331)	—	—	—	—	—	—	—	(153,331)
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(2,325)	—	(2,325)
Loss on debt extinguishment	—	—	—	—	—	—	12,489	—	12,489
Other	13	—	11,142	—	—	—	1,503	—	12,658

Total adjustments	(91,706)	10,159	39,961	5,930	5,953	2,678	56,226	—	29,201

Adjusted Earnings (Loss) before taxes	132,451	273,145	40,313	17,772	51,922	35,128	(108,712)	—	442,019
ADJUSTED EBITDA
Depreciation and amortization	13,946	3,194	1,599	829	—	—	9	—	19,577
Amortization of servicing rights and other fair value adjustments	113,926	—	3,526	—	—	—	—	—	117,452
Interest expense on debt	169	—	40	—	—	—	114,517	—	114,726
Non-cash interest income	(1,500)	—	(429)	—	—	(16,061)	—	—	(17,990)
Residual Trust cash flows	—	—	—	—	—	3,554	—	—	3,554
Servicing fee economics	2,486	—	—	—	—	—	—	—	2,486
Other	3,193	7,754	83	33	87	(1,434)	208	—	9,924

Total adjustments	132,220	10,948	4,819	862	87	(13,941)	114,734	—	249,729

Adjusted EBITDA	$264,671	$284,093	$45,132	$18,634	$52,009	$21,187	$6,022	$—	$691,748

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended
	December 31, 2014	December 31, 2013
Income (loss) before income taxes	$(109.1)	$6.9
Add/(Subtract):
Depreciation and amortization	17.8	19.3
Interest expense	38.2	36.2
Amortization of servicing rights and other fair value adjustments	97.0	30.5
Non-cash share-based compensation expense	3.0	3.2
Transaction and integration costs	1.5	2.8
Debt issuance costs not capitalized	—	8.9
Fair value to cash adjustments for reverse loans	(18.3)	0.4
Net impact of Non-Residual Trusts	(0.6)	2.4
Loss on debt extinguishment	—	12.5
Non-cash interest income	(3.8)	(4.5)
Residual Trust cash flows	1.2	0.1
Servicing fee economics	2.1	2.5
Legal and regulatory matters	50.4	—
Other	5.6	7.6

Sub-total	194.1	121.9

Adjusted EBITDA	$85.0	$128.8

	For the Year Ended
	December 31, 2014	December 31, 2013
Income (loss) before income taxes	$(119.3)	$412.8
Add/(Subtract):
Depreciation and amortization	72.7	71.0
Interest expense	155.0	127.1
Amortization of servicing rights and other fair value adjustments	306.9	(5.5)
Non-cash share-based compensation expense	14.5	13.0
Transaction and integration costs	7.0	18.9
Debt issuance costs not capitalized	—	15.6
Fair value to cash adjustments for reverse loans	(24.6)	18.0
Net impact of Non-Residual Trusts	(12.3)	(2.3)
Loss on debt extinguishment	—	12.5
Non-cash interest income	(15.7)	(18.0)
Residual Trust cash flows	9.9	3.6
Servicing fee economics	11.9	2.5
Legal and regulatory matters	100.8	—
Goodwill impairment	82.3	—
Other	15.1	22.5

Sub-total	723.5	278.9

Adjusted EBITDA	$604.2	$691.7

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP Adjusted Earnings (Loss)

(in millions, except per share amounts)

	For the Three Months Ended
	December 31, 2014	December 31, 2013
Income (loss) before income taxes	$(109.1)	$6.9
Add back:
Step-up depreciation and amortization	10.1	13.4
Step-up amortization of sub-servicing rights	9.3	6.5
Non-cash interest expense	1.5	4.1
Non-cash share-based compensation expense	3.0	3.2
Transaction and integration costs	1.5	2.8
Debt issuance costs not capitalized	—	8.9
Fair value to cash adjustments for reverse loans	(18.3)	0.4
Fair value changes due to changes in valuation inputs and other assumptions	44.1	(16.2)
Net impact of Non-Residual Trusts	(0.6)	2.4
Loss on extinguishment of debt	—	12.5
Legal and regulatory matters	50.4	—
Other	4.6	5.6

Adjusted Earnings (Loss) before taxes	$(3.5)	$50.5
Adjusted Earnings (Loss) after tax (39%)	(2.1)	30.8
Adjusted Earnings (Loss) after taxes per diluted common and common equivalent share.	$(0.06)	$0.81

	For the Year Ended
	December 31, 2014	December 31, 2013
Income (loss) before income taxes	$(119.3)	$412.8
Add back:
Step-up depreciation and amortization	43.6	51.5
Step-up amortization of sub-servicing rights	33.3	30.4
Non-cash interest expense	12.1	12.3
Non-cash share-based compensation expense	14.5	13.0
Transaction and integration costs	7.0	18.9
Debt issuance costs not capitalized	—	15.6
Fair value to cash adjustments for reverse loans	(24.6)	18.0
Fair value changes due to changes in valuation inputs and other assumptions	114.8	(153.3)
Net impact of Non-Residual Trusts	(12.3)	(2.3)
Loss on extinguishment of debt	—	12.5
Legal and regulatory matters	100.8	—
Goodwill impairment	82.3	—
Other	13.6	12.6

Adjusted Earnings (Loss) before taxes	$265.8	$442.0
Adjusted Earnings (Loss) after tax (39%)	162.1	269.6
Adjusted Earnings (Loss) after taxes per diluted common and common equivalent share.	$4.31	$7.15